Exhibit 99.1

Hatteras Financial Corp. Announces Third Quarter 2015 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)—October 27, 2015--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•	Comprehensive loss of $0.88 per weighted-average common share
•	Core earnings of $0.45 per weighted-average common share
•	Dividend of $0.45 per common share
•	Quarter end book value of $19.69 per common share
•	GAAP leverage of 6.5 to 1 at period end
•	Effective leverage of 7.8 to 1 at period end
•	Weighted-average constant prepayment rate (“CPR”) of 21.1 for the quarter
•	Closed on the acquisition of Pingora effective August 31
•	Purchased $171 million of mortgage servicing rights (“MSR”) through September 30
•	Purchased $93 million of prime jumbo adjustable-rate mortgages (“ARMs”) during the quarter
•	Joined the Federal Home Loan Bank of Atlanta

Third Quarter 2015 Results

For the quarter ended September 30, 2015, the Company had comprehensive income (loss) available to common shareholders of $(84.9) million, or $(0.88) per weighted-average common share, as compared to $(48.6) million, or $(0.50) per weighted-average common share, for the quarter ended June 30, 2015.  The increase in comprehensive loss available to common shareholders was largely due to the volatility in the interest rate markets, as the value of the Company’s hedges declined $145 million while the Company’s investments increased in value by $18 million.  For the quarter ended September 30, 2015, the Company had core earnings of $0.45 per weighted-average common share compared to $0.50 per weighted-average common share during the quarter ended June 30, 2015.  The decrease was driven primarily by a decrease in interest income along with higher borrowing costs.  During the quarter, the Company completed its acquisition of 100% of the voting interests of Pingora Loan Servicing LLC and Pingora Asset Management LLC (together “Pingora”).  The Company purchased $171 million of MSR on conforming loans during the quarter from Pingora’s flow purchase partners.

“In the third quarter, the market was surprised by expectations for an increase in short term rates that failed to materialize”, said Michael R. Hough, the Company’s Chairman and Chief Executive Officer.  “Even though we have been positioned for higher short-term rates for some time now, performance in the quarter may have been negatively impacted by the market’s reaction to the Fed’s decision and concerns around slowing global economic growth.  The resulting market volatility contributed to an unusual dislocation of the normally inverse relationship between our assets and our hedges which meaningfully impacted book value.  Our expectation is that these conditions could persist for the near term but could begin to normalize as clarity on both domestic and global economies improve.

“We are pleased with the progress made in all of our flow driven businesses and the benefits of acquiring assets in the primary market are apparent from our improved pricing and control over the formation of our assets. Our direct relationships with originators for agency ARM mortgage-backed securities (“MBS”), jumbo ARMs, and MSR are a strategic advantage for Hatteras’ long-term strategy. By the end of the third quarter, we had acquired a significant amount of MSR and of prime jumbo ARMs.  We expect these investments to generate enhanced risk-adjusted returns to our portfolio with a diversification of our funding and directional risks.  Assuming market conditions remain attractive, we will continue to allocate additional capital to MSR and prime jumbo ARM investments in the coming quarters.”

Net interest margin for the quarter ended September 30, 2015 was $51.7 million, compared to $53.9 million for the quarter ended June 30, 2015.  The Company’s net interest spread decreased to 1.19% for the third quarter of 2015 compared to 1.21% for the second quarter, driven by lower portfolio yield.  The yield on the Company’s MBS decreased to 1.77% in the third quarter compared to 1.84% in the second quarter due to a decrease in average gross coupon and an increase in MBS prepayments resulting in higher premium amortization expense.  Average portfolio yield including TBA dollar roll income was 1.86% in the current quarter, down from 1.94% in the second quarter.  Effective net interest margin, which includes certain adjustments related to derivatives as well as TBA dollar roll income as detailed later in this release, was $54.2 million for the third quarter of 2015 as compared to $61.8 million for the second quarter as the cost of the Company’s hedges increased.  Effective interest rate spread was 0.80% for the quarter ended September 30, 2015, falling from 0.86% the previous quarter.

The Company’s average portfolio financing rate was 0.43% in the third quarter of 2015, compared to 0.38% in the second quarter.  The Company’s effective cost of funds, which includes certain adjustments related to derivatives, was 1.06% for the third quarter as compared to 1.08% for the second quarter.  Operating expenses, including those of the Company’s subsidiaries, were $10.8 million for the third quarter as compared to $9.0 million in the second quarter.  This increase was largely due to the Company’s acquisition of Pingora.  Excluding $0.81 million and $0.92 million of Pingora transaction expenses in the third and second quarters, respectively, as well as $0.2 million of business combination intangibles in the third quarter, the total annualized expense ratio was 1.70% of average shareholders’ equity for the quarter ended September 30, 2015 as compared to 1.32% for the quarter ended June 30, 2015.

Dividend

The Company declared a dividend of $0.45 per common share with respect to the quarter ended September 30, 2015, compared to a dividend of $0.50 for the quarter ended June 30, 2015.  Based on the closing share price of $15.15 on September 30, 2015, the third quarter dividend equates to an annualized yield of 11.9%.

Portfolio

The Company’s weighted-average earning assets, consisting of residential mortgage assets, primarily MBS issued by Fannie Mae and Freddie Mac, were $19.9 billion for the quarter ended September 30, 2015 compared to $21.0 billion for the quarter ended June 30, 2015.  The fair values of the Company’s earning assets as of September 30, 2015 and June 30, 2015 are summarized below.

(Dollars in thousands)	September 30, 2015			June 30, 2015
	% of Earning Assets	Market Value	Wtd. Avg. Coupon	% of Earning Assets	Market Value	Wtd. Avg. Coupon
ARM securities	76.7%	$14,298,014	2.66%	75.0%	$15,427,767	2.68%
15-year fixed securities	6.3%	1,174,566	3.39%	6.0%	1,241,616	3.39%
15-year dollar roll TBA securities	14.7%	2,735,012	2.74%	18.1%	3,723,003	2.65%
Mortgage loans held for investment	1.4%	265,281	3.41%	0.9%	183,320	3.40%
Mortgage servicing rights	0.9%	170,447	n/a	-	-	-
	100.0%	$18,643,320	2.70%	100.0%	$20,575,706	2.72%

The annualized yield on the Company’s average ARMs and 15-year fixed securities was 1.77% for the third quarter of 2015, compared to 1.84% for the second quarter.  The decrease in yield was due to a lower average gross coupon and higher prepayments.

During the third quarter of 2015, the expense of amortizing the premium on the Company’s securities was $33.5 million, compared to $32.2 million during the second quarter.  The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the third quarter of 2015 was 29.0%, compared to 26.6% during the second quarter.  The Company’s weighted-average one-month CPR for the quarter ended September 30, 2015 was 21.1, up from 19.5 for the quarter ended June 30, 2015.  CPR measures the unscheduled repayment rate as a percentage of principal on an annualized basis.

At September 30, 2015, the Company owned 15-year TBA securities financed in the dollar roll market with a fair value of approximately $2.7 billion, as shown in the table above.  The Company accounts for TBA securities as derivative instruments and recognizes dollar roll gains and losses in other income (loss) in the Company's financial statements. As of September 30, 2015, the Company's net TBA securities had a cost basis of approximately $2.7 billion and a net carrying value of $(1.7) million reported in derivative liabilities at fair value on the Company's balance sheet.  The Company uses dollar rolls as alternative financing for its 15-year fixed-rate positions.

The Company earned interest of $1.8 million for the quarter ended September 30, 2015 from prime jumbo ARM loans held for investment, on an average unpaid principal balance of $212.8 million.  For the second quarter of 2015, the Company earned $1.1 million of interest from prime jumbo ARM loans, on an average unpaid principal balance of $129.4 million.  The Company owned $265.3 million of these loans at September 30, 2015, up from $183.3 million owned as of June 30, 2015.  The loans had an average size of $764,000, a weighted-average interest rate of 3.41% and a weighted-average loan-to-value of 69% at September 30, 2015.

The Company began investing in MSR through Pingora in July 2015.  For the three months ended September 30, 2015, the Company earned gross servicing fee income of $4.6 million on an average MSR balance of $62.5 million.  All of the Company’s MSR investments pertain to agency MBS, spanning all three GSEs.

Portfolio Financing and Leverage

At September 30, 2015, the Company financed its portfolio with approximately $14.3 billion of borrowings, primarily under repurchase agreements.  During the third quarter, the Company diversified its portfolio of lending relationships.  The Company’s captive insurance subsidiary became a member of the Federal Home Loan Bank of Atlanta (FHLB) and drew its initial advance of from the FHLB.  The Company also entered into a $100 million line of credit for the warehousing of purchased mortgage loans.  The Company’s debt-to-shareholders’ equity ratio at September 30, 2015, was 6.5 to 1 compared to 6.4 to 1 at June 30, 2015.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 7.8 to 1 at September 30, 2015, down from 8.1 to 1 as of June 30, 2015.  Weighted-average effective leverage in the third quarter of 2015 was 8.0 to 1, consistent with the second quarter of 2015.  At September 30, 2015, the Company’s repurchase agreements had a weighted-average remaining term of approximately 37 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  From time to time, the Company also enters into swaptions (option agreements to enter swaps at future dates) as part of its hedging strategy.  See Tables 8 through 10 for detailed information regarding these positions as of September 30, 2015.

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on September 30, 2015 was $19.69, decreasing from $21.06 on June 30, 2015 primarily due to falling asset prices.  On a per share basis, book value at September 30, 2015 consisted of $25.24 of common equity, $(7.94) of retained losses, $2.41 of unrealized gains on agency securities including TBA securities, and $(0.02) of unrealized losses on interest rate swaps.  This last item relates to the unamortized balance of the Company’s interest rate swaps remaining from when the Company accounted for these derivatives as cash flow hedges and does not include changes related to other derivatives, which flow through earnings.

Servicer Acquisition

During the quarter, the Company acquired Pingora for approximately $23.5 million in cash. In conjunction with the transaction, the Company also issued to management approximately $4.4 million in equity interests, a significant portion of which is subject to future vesting.  Pingora Loan Servicing LLS is an approved master servicer and Pingora Asset Management LLC is a registered investment advisor specializing in MSR management. Pingora currently manages an MSR portfolio with over $65 billion of unpaid principal balance, including over $50 billion for unrelated third party investors.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, October 28, 2015, to discuss financial results for the quarter ended September 30, 2015.  A slide presentation will accompany the call and will be available prior to the call here or by going to the Company’s website at www.hatfin.com and selecting “presentations” from the “news and presentations” tab.  Select the Q3 2015 Earnings Presentation link to download and/or print the presentation in advance of the call.  To participate in the event by telephone, please dial (877) 507-4471 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6040. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, October 28, 2015 at approximately 12:00 noon ET through Wednesday, November 4, 2015 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10074565.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in residential mortgage real estate assets. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 2000® and 3000® indexes.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from three developments during 2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, 2) increased use of Eurodollar futures contracts as interest rate hedges, and 3) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes, along with the Company’s election of the fair value option with respect to accounting for mortgage loans and MSR, result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, amortization on MSR, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  Effective interest expense and effective net interest margin each represent their respective GAAP measure adjusted for certain derivatives impacts as well as TBA dollar roll income.  Amortization on MSR represents the portion of the change in MSR fair value that is attributable to the realization of cash flows, and is a non-GAAP measure because the Company accounts for MSR under the fair value option.  Core earnings is effective net interest margin plus MSR income net of amortization, management fee income and gain from mortgage loans held for sale, less adjusted operating expenses and dividends on preferred stock.  For purposes of core earnings, operating expenses are adjusted to exclude transaction expenses and amortization of intangibles stemming from business combinations.  Reconciliations of these non-GAAP measures to their nearest directly comparable measure calculated in accordance with GAAP are included below.

The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.”

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.  Forward-looking statements in this press release include, among others, statements about economic conditions, interest rates, risk-adjusted returns, the Company’s investments in MSR and prime jumbo ARMs, the growth and future earnings potential of the Company’s portfolio, and the Company’s flow business. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Consolidated Balance Sheets

(Dollars in thousands, except share related amounts)
	(Unaudited)
	September 30, 2015	December 31, 2014
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $14,909,277 and $16,538,214, respectively)	$15,472,580	$17,587,010
Mortgage loans held for investment, at fair value
(including pledged assets of $27,835 and $0, respectively)	265,281	31,460
Mortgage loans held for sale, at fair value
(including pledged assets of $9,572 and $0, respectively)	9,572	-
Mortgage servicing rights, at fair value	170,447	-
Cash and cash equivalents (including pledged cash of $493,021 and $323,791, respectively)	711,148	627,595
Unsettled purchased mortgage-backed securities, at fair value	65,834	24,792
Receivable for securities sold	51,729	5,197
Accrued interest receivable	47,563	54,274
Principal payments receivable	144,261	111,439
Other investments	52,047	41,252
Derivative assets, at fair value	4,365	27,151
Other assets	51,284	6,630
Total assets	$17,046,111	$18,516,800

Liabilities and shareholders’ equity
Borrowings:
Repurchase agreements	$14,240,809	$15,759,831
Warehouse lines of credit	33,172	-
Federal Home Loan Bank advances	14,132	-
Total borrowings	14,288,113	15,759,831
Payable for unsettled securities	66,266	24,750
Accrued interest payable	2,533	6,968
Derivative liabilities, at fair value	418,921	244,591
Dividends payable	48,175	53,014
Accounts payable and other liabilities	29,661	6,850
Total liabilities	14,853,669	16,096,004

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized, 96,770,690 and 96,771,158 shares issued and outstanding, respectively	97	97
Additional paid-in capital	2,451,483	2,454,718
Accumulated deficit	(768,686)	(518,036)
Accumulated other comprehensive income	231,296	205,765
Total shareholders’ equity	2,192,442	2,420,796
Total liabilities and shareholders’ equity	$17,046,111	$18,516,800

Table 2

Hatteras Financial Corp.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share related amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Interest income:
Mortgage-backed securities	$70,874	$80,969	$233,506	$266,734
Mortgage loans	1,786	-	3,341	-
Short-term cash investments	328	330	934	959
Total interest income	72,988	81,299	237,781	267,693

Interest expense:
Repurchase agreements	20,956	31,950	72,020	105,529
Warehouse lines	292	-	292	-
Total interest expense	21,248	31,950	72,312	105,529

Net interest margin	51,740	49,349	165,469	162,164

Other income (loss):
Net mortgage servicing rights income	3,808	-	3,808	-
Management fee income	524	-	524	-
Net realized gain on sale of mortgage-backed securities	1,216	237	17,360	3,089
Net unrealized loss on mortgage-backed securities	(912)	-	(912)	-
Net gain on mortgage loans	1,361	-	916	-
Net loss on mortgage servicing rights	(539)	-	(539)	-
Net gain (loss) on derivative instruments	(130,301)	35,430	(252,501)	(61,445)
Total other income (loss)	(124,843)	35,667	(231,344)	(58,356)

Operating expenses:
Management fee	4,037	4,122	12,215	12,420
Share-based compensation	966	890	3,045	2,592
General and administrative	5,786	2,113	12,736	6,584
Total operating expenses	10,789	7,125	27,996	21,596

Net income (loss)	(83,892)	77,891	(93,871)	82,212
Dividends on preferred stock	5,480	5,480	16,441	16,441
Net income (loss) available to common shareholders	$(89,372)	$72,411	$(110,312)	$65,771

Earnings (loss) per share - common stock, basic	$(0.93)	$0.75	$(1.14)	$0.68
Earnings (loss) per share - common stock, diluted	$(0.93)	$0.75	$(1.14)	$0.68

Dividends per share of common stock	$0.45	$0.50	$1.45	$1.50

Weighted average common shares outstanding, basic	96,545,913	96,563,132	96,705,682	96,561,446
Weighted average common shares outstanding, diluted	96,545,913	96,563,132	96,705,682	96,561,446

Table 3

Hatteras Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Net income (loss)	$(83,892)	$77,891	$(93,871)	$82,212

Other comprehensive income (loss):

Net unrealized gains (losses) on securities
available for sale	(1,902)	(31,382)	(608)	83,790
Net unrealized gains on derivative instruments	6,389	17,923	26,139	75,026
Other comprehensive income (loss)	4,487	(13,459)	25,531	158,816

Comprehensive income (loss)	(79,405)	64,432	(68,340)	241,028

Dividends on preferred stock	5,480	5,480	16,441	16,441

Comprehensive income (loss) available to
common shareholders	$(84,885)	$58,952	$(84,781)	$224,587

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three Months Ended
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014
Statement of Income Data
Interest income	$72,988	$77,676	$87,117	$88,061	$81,299
Interest expense	(21,248)	(23,750)	(27,314)	(26,966)	(31,950)
Net interest margin	51,740	53,926	59,803	61,095	49,349

Other income (loss):
Net mortgage servicing rights income	3,808	-	-	-	-
Management fee income	524	-	-	-	-
Net realized gain (loss) on sale of MBS	1,216	(309)	16,453	2,107	237
Net gain (loss) on mortgage loans, MSRs and other	(90)	(689)	244	8	-
Net gain (loss) on derivative instruments	(130,301)	(19,415)	(102,785)	(79,988)	35,430
Total other income (loss)	(124,843)	(20,413)	(86,088)	(77,873)	35,667

Operating expenses	(10,789)	(8,957)	(8,250)	(9,073)	(7,125)

Net income (loss)	(83,892)	24,556	(34,535)	(25,851)	77,891
Dividends on preferred stock	(5,480)	(5,480)	(5,481)	(5,481)	(5,480)
Net income (loss) available to common shareholders	$(89,372)	$19,076	$(40,016)	$(31,332)	$72,411

Comprehensive income (loss) available to common shareholders	$(84,885)	$(48,593)	$48,697	$23,669	$58,952

Earnings (loss) per share, basic and diluted	$(0.93)	$0.20	$(0.41)	$(0.32)	$0.75

Comprehensive income (loss) available to common shareholders per share, basic and diluted	$(0.88)	$(0.50)	$0.50	$0.24	$0.61

Weighted average shares outstanding	96,546	96,791	96,783	96,729	96,563

Dividends per common share	$0.45	$0.50	$0.50	$0.50	$0.50

Key Statistics (2)
Average MBS	$16,046,149	$16,557,559	$17,049,114	$16,895,051	$16,484,392
Average borrowings	$14,807,631	$15,071,081	$15,482,427	$15,235,739	$14,806,602
Average equity	$2,308,993	$2,429,515	$2,442,640	$2,442,086	$2,453,988
Average MBS portfolio yield	1.77%	1.84%	2.03%	2.08%	1.96%
Average cost of funds	0.57%	0.63%	0.71%	0.77%	0.86%
Interest rate spread	1.19%	1.21%	1.32%	1.31%	1.10%
TBA dollar roll income	$20,512	$24,901	$23,155	$23,195	$22,370
Average TBA dollar roll position	$3,559,674	$4,307,588	$4,027,774	$3,687,748	$3,257,935
Average MBS portfolio yield, including TBA dollar roll income (3)	1.86%	1.94%	2.08%	2.16%	2.09%
Effective interest expense borrowings (4)	$39,314	$40,762	$42,792	$39,547	$41,630
Effective cost of funds borrowings (4)	1.06%	1.08%	1.11%	1.04%	1.12%
Effective net interest margin (5)	$54,186	$61,815	$67,480	$71,709	$62,039
Effective interest rate spread (6)	0.80%	0.86%	0.97%	1.12%	0.97%
Core earnings (7)	$43,242	$48,294	$53,749	$57,155	$49,434
Core earnings per share, basic and diluted	$0.45	$0.50	$0.56	$0.59	$0.51
Constant prepayment rate (CPR) on MBS	21.1	19.5	15.4	15.4	19.0
Average annual portfolio repayment rate	29.0%	26.6%	21.0%	20.6%	25.3%
Debt to equity (at period end)	6.5:1	6.4:1	6.2:1	6.5:1	6.1:1
Debt to paid-in-capital (at period end) (8)	5.2:1	5.5:1	5.5:1	5.8:1	5.5:1
Effective debt to equity (at period end) (9)	7.8:1	8.1:1	8.1:1	8.0:1	7.6:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 12 and 13 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Average portfolio yield, including TBA dollar roll income was calculated the same as average portfolio yield other than to include TBA dollar roll income in the numerator and our average TBA dollar roll position in the denominator.

(4)

Effective interest expense includes certain interest rate swap adjustments and gains/losses on maturities of Eurodollar futures.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average debt for the period.  See Table 12.

(5)	Effective net interest margin includes certain interest rate swap adjustments, gains/losses on maturities of Eurodollar futures and TBA dollar roll income. See Table 13.
(6)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(7)

Core earnings consists of effective interest margin plus MSR income net of amortization, management fee income and gain from mortgage loans held for sale, reduced by adjusted operating expenses and dividends on preferred stock for the period.  See Table 13.

(8)

The debt to paid-in capital ratio was calculated by dividing outstanding borrowings at period end by the sum of the par value of the Company’s common stock and additional paid-in capital at period end.

(9)

The effective debt to equity ratio was calculated the same as the debt to equity ratio other than to include the Company’s off-balance sheet TBA dollar roll liability at period end in the numerator.  The Company’s off-balance sheet TBA dollar roll liability was $2,723,165 as of September 30, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-Backed Securities Portfolio as of September 30, 2015

	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMs	$7,946,906	$(2,542)	$157,850	$8,102,214	52.4%
Fixed-Rate	1,034,126	-	7,023	1,041,149	6.7%
Total Fannie Mae	8,981,032	(2,542)	164,873	9,143,363

Freddie Mac Certificates
ARMs	6,076,068	(6,337)	73,684	6,143,415	39.7%
Fixed-Rate	131,775	-	1,642	133,417	0.9%
Total Freddie Mac	6,207,843	(6,337)	75,326	6,276,832

Total Agency Securities	15,188,875	(8,879)	240,199	15,420,195	99.7%

Total Available-for-Sale MBS	15,188,875	(8,879)	240,199	15,420,195

GSE CRT Bonds	52,780	(395)	-	52,385	0.3%

Total MBS	$15,241,655	$(9,274)	$240,199	$15,472,580	100.0%

Table 6

Mortgage-Backed Securities—Months to Reset as of September 30, 2015

ARMs

Months to Reset	% of ARM Portfolio	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
0-12	16.4%	$2,222,765	2.78%	$101.96	$2,266,248	$106.12	$2,358,815
13-24	10.7%	1,449,749	2.59%	$102.81	1,490,550	$105.14	1,524,274
25-36	12.1%	1,651,626	2.96%	$102.63	1,695,002	$105.00	1,734,145
37-48	33.9%	4,674,713	2.54%	$102.99	4,814,527	$103.68	4,846,520
49-60	14.3%	1,982,583	2.40%	$102.79	2,037,931	$102.88	2,039,753
61-72	5.9%	804,744	2.97%	$102.32	823,442	$104.04	837,219
73-84	6.5%	898,192	2.78%	$102.32	919,016	$103.33	928,108
109-120	0.2%	28,394	2.84%	$102.27	29,038	$102.77	29,180
Total ARMS	100.0%	$13,712,766	2.66%	$102.65	$14,075,754	$104.27	$14,298,014

Fixed

	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
Total Fixed-Rate	$1,112,233	3.39%	$104.83	$1,165,901	$105.60	$1,174,566

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Repo Borrowings as of September 30, 2015

		Weighted Average
	Balance	Contractual Rate
Within 30 days	$12,990,809	0.44%
30 days to 3 months	250,000	0.52%
3 months to 36 months	1,000,000	0.59%
	$14,240,809	0.46%

Table 8

Effective Dates of Eurodollar Futures Contracts and Swaps as of September 30, 2015

(Dollars in thousands) Effective Dates	Wtd -Avg. Futures Contract Notional	Wtd-Avg Futures Contracts Rate	Wtd.-Avg. Swap Notional	Wtd-Avg Swap Rate	Total	Wtd-Avg Rate
4Q 2015	8,188,000	1.28%	4,800,000	0.94%	12,988,000	1.15%
1Q 2016	9,539,000	1.28%	4,400,000	0.92%	13,939,000	1.16%
2Q 2016	9,718,000	1.70%	3,800,000	0.92%	13,518,000	1.48%
3Q 2016	9,137,000	1.95%	3,200,000	0.91%	12,337,000	1.68%
4Q 2016	8,584,000	2.18%	2,600,000	0.90%	11,184,000	1.88%
2017	7,843,000	2.75%	1,125,000	0.90%	8,968,000	2.52%
2018	5,922,250	3.29%	50,000	0.96%	5,972,250	3.27%
2019	2,273,500	3.36%	-	-	2,273,500	3.36%
2020	1,316,750	4.04%	-	-	1,316,750	4.04%
2021	314,250	4.00%	-	-	314,250	4.00%

Table 9

Swap Portfolio as of September 30, 2015

		Wtd. Avg.
		Remaining	Wtd. Avg.
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$2,000,000	7	1.01%
Over 12 months to 24 months	2,200,000	18	0.88%
Over 24 months to 36 months	600,000	28	0.95%

Total	$4,800,000	15	0.94%

Note: The Company has no forward starting swaps as of September 30, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 10

Swaption Position as of September 30, 2015

(Dollars in thousands)	Options			Underlying Swaps
Swaptions	Original Cost	Fair Value	Wtd. Avg. Months to Expiration	Notional	Wtd. Avg. Fixed Pay Rate	Receive Rate	Wtd. Avg. Term (Years)
Fixed payer	$10,813	$1,831	9	$3,065,000	3.23%	3 month LIBOR	6

Table 11

Components of Net Gain (Loss) on Derivative Instruments

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Interest rate swaps – net realized and unrealized gains	$(4,227)	$38,136	$7,386	$62,524
Interest rate swaptions – net realized and unrealized losses	(8,202)	(1,304)	(11,492)	(3,983)
Interest rate swaps – monthly net settlements	(9,510)	(29,079)	(46,150)	(88,245)
Futures Contracts – fair value adjustments	(130,060)	37,405	(191,720)	(69,982)
Futures Contracts – losses from maturities	(13,989)	(1,810)	(32,556)	(24,063)
Futures Contracts – other realized losses	(2,721)	-	(25,394)	-
Mortgage loan purchase commitments - fair value adjustments	368	-	415	-
TBA dollar roll income	20,512	22,370	68,568	68,813
TBA dollar rolls – net realized and unrealized gains (losses)	17,528	(30,288)	(21,558)	(6,509)
Net gain (loss) on derivative instruments	$(130,301)	$35,430	$(252,501)	$(61,445)

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 12

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three Months Ended
	Sept. 30, 2015		June 30, 2015		March 31, 2015		Dec. 31, 2014		Sept. 30, 2014
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense and cost of funds	$21,248	0.57%	$23,750	0.63%	$27,314	0.71%	$26,966	0.77%	$31,950	0.86%
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(5,433)	-0.15%	(9,279)	-0.25%	(13,438)	-0.35%	(13,719)	-0.42%	(19,806)	-0.54%
Interest rate swaps – monthly net settlements (after hedge de-designation)	9,510	0.26%	15,217	0.40%	21,423	0.56%	25,674	0.67%	29,079	0.79%
Losses on maturing Futures Contracts	13,989	0.38%	11,074	0.30%	7,493	0.19%	626	0.02%	407	0.01%
Effective interest expense and effective cost of funds	$39,314	1.06%	$40,762	1.08%	$42,792	1.11%	$39,547	1.04%	$41,630	1.12%

Average debt	$14,807,631		$15,071,081		$15,482,427		$15,235,739		$14,806,602

(1) Dollar amount on an annualized basis as a percentage of average borrowings.

	Nine Months Ended September 30
	2015		2014
	Amount	% (1)	Amount	% (1)
Interest expense and cost of funds	$72,312	0.64%	$105,529	0.92%
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(28,150)	-0.25%	(67,413)	-0.59%
Interest rate swaps – monthly net settlements (after hedge de-designation)	46,150	0.40%	88,245	0.77%
Losses on maturing Futures Contracts	32,556	0.29%	407	0.00%
Effective interest expense and effective cost of funds	$122,868	1.08%	$126,768	1.10%

Average debt	$15,117,908		$15,310,810

(1) Dollar amount on an annualized basis as a percentage of average borrowings.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 13

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three Months Ended
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014
Net interest margin	$51,740	$53,926	$59,803	$61,095	$49,349
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	5,433	9,279	13,438	13,719	19,806
Interest rate swaps – monthly net settlements (after hedge de-designation)	(9,510)	(15,217)	(21,423)	(25,674)	(29,079)
Losses on maturing Futures Contracts	(13,989)	(11,074)	(7,493)	(626)	(407)
TBA dollar roll income	20,512	24,901	23,155	23,195	22,370
Effective net interest margin	54,186	61,815	67,480	71,709	62,039
MSR income, net of amortization (1)	3,578	-	-	-	-
Management fee income	524	-	-	-	-
Net gain on mortgage loans held for sale (2)	229	-	-	-	-
Net operating revenue	58,517	61,815	67,480	71,709	62,039
Total operating expenses (3)	(9,795)	(8,041)	(8,250)	(9,073)	(7,125)
Dividends on preferred stock	(5,480)	(5,480)	(5,481)	(5,481)	(5,480)
Core earnings	$43,242	$48,294	$53,749	$57,155	$49,434

Core earnings per common share, basic and diluted	$0.45	$0.50	$0.56	$0.59	$0.51

(1)

Excludes ($290) change in representation and warranty reserve on MSR, and includes ($520) of MSR fair value change that represents estimated amortization of the MSR asset for the three months ended September 30, 2015.

(2)	Excludes gain (loss) on mortgage loans held for investment.
(3)

Excludes $805 of transaction expenses and $189 of amortization of intangible assets related to our acquisition of Pingora for the three months ended September 30, 2015, and $916 of transaction expenses for the three months ended June 30, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 13

(continued)

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Nine Months Ended September 30
	2015	2014
Net interest margin	$165,469	$162,164
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	28,150	67,413
Interest rate swaps – monthly net settlements (after hedge de-designation)	(46,150)	(88,245)
Losses on maturing Futures Contracts	(32,556)	(407)
TBA dollar roll income	68,568	68,813
Effective net interest margin	183,481	209,738
MSR income, net of amortization (1)	3,578	-
Management fee income	524	-
Net gain on mortgage loans held for sale (2)	229	-
Net operating revenue	187,812	209,738
Total operating expenses (3)	(26,086)	(21,596)
Dividends on preferred stock	(16,441)	(16,441)
Core earnings	$145,285	$171,701

Core earnings per common share, basic and diluted	$1.50	$1.78

(1)

Excludes ($290) change in representation and warranty reserve on MSR, and includes ($520) of MSR fair value change that represents estimated amortization of the MSR asset for the nine months ended September 30, 2015.

(2)	Excludes gain (loss) on mortgage loans held for investment.
(3)	Excludes $1,721 of transaction expenses and $189 of amortization of intangible assets related to our acquisition of Pingora for the nine months ended September 30, 2015.

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, 336-760-9331
Chief Financial Officer
or
Compass Investor Relations
Mark Collinson, Partner, 714-222-5161
www.compass-ir.com